Exhibit 99.3

SONIC AUTOMOTIVE, INC.

OFFER TO EXCHANGE

6.125% Senior Subordinated Notes Due 2027, Series B,

Which Have Been Registered Under The Securities Act of 1933, As Amended

For Any And All Outstanding

6.125% Senior Subordinated Notes Due 2027, Series A,

Which Have Not Been Registered Under The Securities Act of 1933, As Amended

To Our Clients:

We are enclosing herewith a Prospectus, dated                 , 2017 (the “Prospectus”), of Sonic Automotive, Inc. (the “Company”) and a related Letter of Transmittal (the “Letter of Transmittal”) relating to the offer (the “Exchange Offer”) by the Company to exchange up to $250,000,000 aggregate principal amount of its 6.125% Senior Subordinated Notes due 2027, Series B (the “Series B notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $250,000,000 aggregate principal amount of its 6.125% Senior Subordinated Notes due 2027, Series A (the “Series A notes”) upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                 , 2017, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION.

THE EXCHANGE OFFER IS NOT CONDITIONED UPON A MINIMUM AGGREGATE PRINCIPAL AMOUNT OF SERIES A NOTES BEING TENDERED.

We are the holder of record of Series A notes held by us for your account. A tender of such Series A notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Series A notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Series A notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. Please so instruct us by completing, executing and returning to us the Instructions to Registered Holder from Beneficial Owner enclosed herewith. We urge you to read carefully the Prospectus and the Letter of Transmittal before instructing us to tender your Series A notes. We also request that you confirm with such instruction form that we may on your behalf make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of Series A notes will represent to the Company that (i) any Series B notes acquired in exchange for Series A notes tendered in the Exchange Offer will have been acquired in the ordinary course of business of the person receiving such Series B notes, whether or not such person is the undersigned, (ii) neither the holder of such Series A notes nor any such other person is engaged in, or intends to engage in, a distribution of such Series B notes, or has an arrangement or understanding with any person to participate in the distribution of such Series B notes or in the Exchange Offer for the purpose of distributing the Series B notes, and is not a broker-dealer tendering Series A notes acquired directly from the Company for its own account, and (iii) neither the holder of such Series A notes nor any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company or, if such holder or any such other person is an “affiliate,” that such holder or any such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer (whether or not it is also an “affiliate” of the Company or any of the guarantors within the meaning of Rule 405 under the Securities Act), it must also represent that such Series A notes held by the broker-dealer are held only as a nominee or that the Series A notes to be exchanged for the Series B notes were acquired by it for its own account as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Series B notes received in respect of such Series A notes pursuant to the Exchange Offer. By so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,